UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

 Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (date of earliest event reported): May 23, 2017

U.S. ENERGY CORP.
(Exact Name of Company as Specified in its Charter)

Wyoming	000-6814	83-0205516
(State or other jurisdiction of	(Commission File No.)	(I.R.S. Employer
incorporation or organization)		Identification No.)

4643 S. Ulster Street, Suite 970, Denver, CO	80237
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (303) 993-3200

(Former Name, Former Address or Former Fiscal Year, If Changed From Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2).

Emerging growth company            ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02    Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On May 23, 2017, U.S. Energy Corp. (“U.S. Energy” or the “Company”) announced the appointment of Ryan Smith as the Company’s Chief Financial Officer (“CFO”), effective as of May 18, 2017. Prior to the appointment, Mr. Smith had been consulting for the Company since January 2017. Mr. Smith previously served as Emerald Oil Inc.’s Chief Financial Officer from September 2014 to January 2017 and Vice President of Capital Markets and Strategy from July 2013 to September 2014. Prior to joining Emerald, Mr. Smith was a Vice President in Canaccord Genuity’s Investment Banking Group focused solely on the energy sector. Mr. Smith joined Canaccord Genuity in 2008 and was responsible for the execution of public and private financing engagements along with mergers and acquisitions advisory services. Prior to joining Canaccord Genuity, Mr. Smith was an Analyst in the Wells Fargo Energy Group, working solely with upstream and midstream oil and gas companies. None of the entities at which Mr. Smith was previously employed is a parent, subsidiary or other affiliate of the Company.

Mr. Smith holds a Bachelor of Business Administration degree in Finance from Texas A&M University.

Simultaneously with the commencement of employment of Mr. Smith on May 18, 2017, the duties of principal financial officer of the Company were reassigned from David A Veltri, the Company’s Chief Executive Officer, who had been acting as the Company’s principal financial officer, to Mr. Smith.

In connection with Mr. Smith’s appointment, on May 18, 2017 (the “Effective Date”), the Company entered into an employment agreement with Mr. Smith (the “Employment Agreement”), with a term commencing on the Effective Date and continuing until January 1, 2019. After January 1, 2019, Mr. Smith shall continue to be employed by the Company on an at-will basis. Under the Employment Agreement, Mr. Smith will receive an annual base salary of $240,000 and will be eligible to receive annual cash bonuses between 0.5 and 2.5 times annual salary and annual equity bonus grants between 1.0 and 3.0 times annual salary. The amount of any cash bonus payment and equity bonus grant will be subject to certain predetermined performance criteria established by the Compensation Committee. A minimum threshold level of performance must be achieved or no cash or equity bonus will be paid. Mr. Smith will also participate in the Company’s other benefits commensurate with the executive level.

In the event that Mr. Smith’s employment is terminated by the Company due to death or disability, Mr. Smith, or his estate or beneficiaries, shall be entitled to (i) any accrued obligation (as defined in the Employment Agreement); (ii) any unpaid annual bonus for any completed fiscal year that has ended prior to termination with such amount to be determined by actual performance during the completed fiscal year; (iii) any annual bonus that would have been payable based on actual performance, pro-rated for the period Mr. Smith worked prior to death or disability; and (iv) immediate vesting of any and all equity awards granted to Mr. Smith during his employment with the Company.

In the event that the Company terminates Mr. Smith’s employment without cause (as that term is defined in the Employment Agreement), Mr. Smith shall be entitled to receive (i) any accrued obligation (as defined in the Employment Agreement); (ii) any unpaid annual bonus for any completed fiscal year that has ended prior to termination with such amount to be determined by actual performance during the completed fiscal year; (iii) a payment equal to his annual base salary; (iv) a payment equal to twelve (12) times a percentage of the monthly COBRA premium cost applicable to Mr. Smith; and (v) immediate vesting of any and all equity awards granted to Mr. Smith during his employment.

In the event that Mr. Smith terminates his employment for good reason (as defined in the Employment Agreement), Mr. Smith shall be entitled to receive (i) any accrued obligation (as defined in the Employment Agreement); (ii) any unpaid annual bonus for any completed fiscal year that has ended prior to termination with such amount to be determined by actual performance during the completed fiscal year; and (iii) a payment equal to twelve (12) times a percentage of the monthly COBRA premium costs applicable to Mr. Smith.

In the event that the Company terminates the Employment Agreement without cause, or Mr. Smith terminates the Employment Agreement for good reason in connection with a change of control (as defined in the Employment Agreement), then, Mr. Smith shall be entitled to receive (i) any accrued obligation (as defined in the Employment Agreement); (ii) any unpaid annual bonus for any completed fiscal year that has ended prior to termination with such amount to be determined by actual performance during the completed fiscal year (i) a payment equal to his annual base salary; (ii) a payment equal to twelve (12) times a percentage of the monthly COBRA premium costs applicable to Mr. Smith; (iii) immediate vesting of any and all equity awards granted to Mr. Smith during his employment; and (iv) a payment equal to one (1) times the total of Mr. Smith’s annual salary plus an amount equal to the total value of the annual bonus paid during the preceding fiscal year.

In addition, the Employment Agreement has customary non-competition, non-solicitation and confidentiality provisions.

This summary description is qualified in its entirety by reference to the Employment Agreement, which is filed as Exhibit 10.1 to this Current Report on Form 8-K and is incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits

(d) Exhibits.

10.1	Employment Agreement, dated May 18, 2017, by and between U.S. Energy Corp. and Ryan Smith

SIGNATURES

Pursuant to the requirements of the Securities and Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

U.S. Energy Corp.

Dated: May 23, 2017	By:	/s/ David A. Veltri
David A. Veltri
President and Chief Executive Officer